Exhibit 99.3

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / ExtremeNetworks.com

June 26, 2019

Good morning all,

We are thrilled about joining forces with Aerohive! We are a customer-driven company with significant pent-up demand for cloud-managed solutions within our large base of enterprise customers and partners around the globe. Our plan is to invest in the technology you’ve pioneered over the last thirteen years and to leverage this platform for our customers. And, we plan on bringing our end-to-end networking solutions from the edge to campus core and cloud datacenter to the Aerohive customer and partner community.

For those who don’t know Extreme well, we are a software-driven networking company with more than 30,000 customers, including half of the Fortune 50, with some of the most demanding network environments in the world. We are a pioneer in the networking industry with a reputation for high quality and high-performance networks and the fun fact of being the first to deliver 1gig, 10gig and 40gig ethernet switches. We are a global company operating in every major industry. We have 100% insourced customer service that is consistently ranked #1 versus our larger competitors by independent third-party analysts like Gartner and gives us a higher level of customer intimacy.

At Extreme we have a successful track record of acquiring and integrating strategic company assets. We look forward to helping you grow with an organization where networking technology is matched with values including teamwork, curiosity, transparency, candor and ownership.

I look forward to meeting you virtually later today via webcast along with a few members of our executive team who will be in the Milpitas office. I will be there on July 8th to hold a town hall meeting with all employees. Looking forward to this!

Best regards,

Ed Meyercord

President & CEO

Extreme Networks

Additional Information and Where to Find It

The description contained herein is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares of Aerohive’s common stock. The tender offer for the outstanding shares of Aerohive’s common stock described in this report has not commenced. At the time the tender offer is commenced, Extreme will file or cause to be filed a Tender Offer Statement on Schedule TO with the SEC and Aerohive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Aerohive’s stockholders at no expense to them. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / ExtremeNetworks.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements”. Forward-looking statements may be typically identified by such words as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although Extreme and Aerohive believe that the expectations reflected in the forward-looking statements are reasonable, any or all of such forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Extreme, Aerohive or their respective businesses or operations.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that Purchaser may not receive sufficient number of shares tendered from Aerohive stockholders to complete the tender offer; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each of Aerohive and Extreme to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Aerohive or Extreme; (5) the ability of Aerohive to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) Extreme’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating Aerohive with its existing businesses; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Aerohive’s recent Quarterly Report on Form 10-Q, Extreme’s most recent Quarterly Report on Form 10-Q, and Aerohive’s and Extreme’s more recent reports filed with the SEC. Aerohive and Extreme can give no assurance that the conditions to the transaction will be satisfied. Neither Aerohive nor Extreme or its subsidiaries undertakes any intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Aerohive is responsible for information in this Current Report on Form 8-K concerning Aerohive, and Extreme is responsible for information in this Current Report on Form 8-K concerning Extreme or its subsidiaries.

Extreme’s Quarterly Report on Form 10-Q filed on May 10, 2019 and other filings with the SEC (which may be obtained for free at the SEC’s website at http://www.sec.gov) discuss some of the important risk factors that may affect Extreme’s business, results of operations and financial condition. Extreme undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.